UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chatching, Inc.
(Name of Issuer in its Charter)

Florida	8900	45-2655248
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

1061 E. INDIANTOWN RD. #400
JUPITER FL  33477
Telephone: 561-316-3867
 (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

HACKNEY, ROBERT C
1061 E. INDIANTOWN RD., #400
JUPITER FL 33477
Telephone: 561-316-3867
 (Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

		Proposed	Proposed	Amount
Title	Amount	Maximum	Maximum	of
Of Securities	to be	Offering Price	Aggregate	Registration
To be Registered	Registered	Per Share	Offering Price (1)	Fee (1)
Points Awarded under Plan	1,000,000,000,000	$.00000000005	$500	$.06

Common Stock,(1)	400,000,000	$.00000125	$500	$.06
Par value $0.0001
Per share
TOTAL				$.12

(1) Estimated pursuant to Rule 457 (g) and (o) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus - Subject To Completion Dated September 22, 2011

Chatching, Inc.

Up to a Maximum of 1,000,000,000,000 Points
Up to a Maximum of 400,000,000 Shares of Common Stock at

We are offering to issue to Consultants under our Employee/Consultant Benefit Plan (the “Plan”) up to 1,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company.  The Points are not being issued to persons other than Consultants.  The Consultants may only acquire the Points for services as set forth in the Plan.  The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan.

This is  a self-underwritten offering not to the public but only to Consultants who sign a written Consulting Agreement with the Company.  The offering will commence promptly after the effective date of this Registration Statement and close no later than the last date Shares may be issued under the plan, or approximately March 31, 2018.

We will pay all expenses incurred in this offering.  There is no minimum amount of Points or Shares that we must issue in our direct offering.  As the Points and Shares are not being sold for cash, no cash proceeds will be received.  Thus, we have not established an escrow or any similar account.

We are offering the Points and Shares without any underwriting discounts or commissions. This is our initial public offering and no public market currently exists for Points or shares of our common stock.

We intend for our Points and common stock to be “offered and sold” to Consultants by our officers and Directors and only through the procedure specified on our website. Neither such persons nor any other persons, including but not limited to Consultants, will be paid any commissions or other compensation for any offers or sales of the Points or the Shares.

Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ______________, 2011

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
RISK FACTORS	10
USE OF PROCEEDS	15
DETERMINATION OFFERING PRICE	15
DILUTION	15
BUSINESS	15
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
DESCRIPTION OF PROPERTY	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
DIRECTORS AND EXECUTIVE OFFICERS	28
EXECUTIVE COMPENSATION	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	30
LEGAL PROCEEDINGS	30
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	30
DESCRIPTION OF SECURITIES	31
PLAN OF DISTRIBUTION	32
INTEREST OF NAMED EXPERTS	38
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	38
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	38
FINANCIAL STATEMENTS	39

PROSPECTUS SUMMARY

The following summary highlights selected material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements, and the notes to the financial statements.

Organization

We were incorporated as Social Network Marketing, Inc. on January 19, 2011 under the laws of the State of Florida. On June 30, 2011, we authorized an 8 share for 10 share reverse stock split.  All share numbers in this registration statement have been adjusted to effect this stock split.  On July 5, 2011, we amended our Articles of Incorporation to change our name to Chatching Inc.

Our principal executive offices are located at 1061 E. Indiantown Rd. #400 Jupiter FL  33477, and our telephone number is 561-316-3867.

We will maintain a website at www.chatching.com. Nothing on this website will be part of this Registration Statement.

Business

We plan to operate a social networking website, ChatChing.com. We have currently completed  the development site to which we do not allow public access.  We are now targeting and expecting a November 2011 launch.

Since our inception, we have spent over 10,000 man-hours to develop our website and have taken the following significant operational activities in furtherance of our business plan:

•
Developed a fully functional social networking website which has been available in private beta since April 11, 2011. Over 2000 hours in technical development work completed.  The technical work included:

o	Developed requirements and features list
o	Evaluated programming frameworks and platforms
o	Installed issue tracking and resolution system
o	Designed and developed screens and forms
o	Modeled advertising system
o	Configured and tested Amazon EC2 cloud-based server banks with load balancing
o	Setup SQL database with master / slave scaling
o	Evaluated database scaling technologies
o	Implemented version control system
•	Majority of site has been translated in 16 languages plus fully English. The remainder will be translated into these other 16 languages in months two to four after launch
•	Three trademarks applied for (Chatching, Chaching and Use It Own It).
•	Service agreement entered with Amazon for hosting servers to ensure site capacity and that the site will not crash if there is a significant amount of activity on site.
•	Over 150 hours of blogging pre-activity in preparation of launch.
•	Chief Technical Officer and Chief Marketing Officer recruitment commenced for post launch revenue activities and site roll-out.

The current status of our site is as follows:

•
The following functions have been tested and found fully-functional on our development site: Registration of users and basic social networking actions that include creation of profile, inviting of friends, sharing of comments, sharing of photos, sharing of video links, on site chat, video chat and communication between users.  These functions will all be available and operative when our site launches.

•
Additionally, work continues to fully implement our point system plan.  The point allocation and tracking system is nearly complete with development expected to conclude on this facet by the end of August 2011.

•
We continue development of more advanced features not necessary for launch.   These features facial recognition, advanced member relationships, privacy settings and user groups, and dynamic updating of point counters.  We anticipate that these functions will be available as follows, although because they are still under development there is no assurance as to when, if ever, they will actually become available:

o	October - photo tagging with facial recognition
o	October - advanced member relationships & privacy settings
o
October - complete implementation of the Open Social API to allow onsite games and applications, which allows for an existing library of programs (mainly games) to be played on a social networking website

o	November - user groups
o	November - dynamic updating of point counters

Our website is being designed for use by individuals from all socio-economic and demographic backgrounds. We plan to generate revenues from contracts for advertisements to appear on ChatChing.com.

We believe that the more users of our website, the more advertising revenue we can generate. The central focus of our business plan is to build the user base for our website. Our plan to quickly generate a user base that will allow us to obtain advertising revenue has two components. First, we have designed ChatChing.com to be easy and enjoyable to use for social networking. Second, we plan to offer users of our site the opportunity, only after this registration statement is declared effective and if and only if they elect and only pursuant to the procedure specified on our website, to become Consultants to our company entitling them to earn Points under a Points system which are convertible into shares of our Common Stock as specified in a our Employee/Consultant Benefit Plan.

Users are not required to become Consultants.  Although Consultants will receive Points as a result of referring other persons to become Users of our website, our Consultants will not receive any additional Points or any other benefits if an identified and Company invited User elects, on their own and only by following the procedures set forth on our website, to become a Consultant.  In other words, our Consultants will receive exactly the same number of Points in connection with referring a User as well as that Identified/Company Invited User’s use of the website regardless of whether or not the identified and Company invited user elects to become a Consultant or uses our site simply as a User.

In addition, after this registration statement has been declared effective and we make the opportunity to become a Consultant by following the procedure specified on our website available to our Users, in order for a Consultant to earn any Points as a result of referring a User, the invitation to a potential User can only be sent as a result of the Consultant completing information on a separate webpage accessible only by Consultants.  That web page will contain only the following information:

To invite someone you know to become a User of our website, please enter their e-mail address here:  _____________

Consultants will also be required to check three boxes confirming the following before an invitation will be sent:

_____  I confirm that I personally know the person(s)o I am requesting ChatChing to invite to use the site on my behalf.

_____  I confirm that I have not communicated any information about ChatChing’s Consultant Program except in the form of the prescribed “Invitation to Invite” on ChatChing’s Consultant webpage, which complies with the limitations set forth in SEC Rule 134.

The Company through its officers and directors will then send an e-mail to the potential user identified to the Company by the Consultant.  That e-mail will contain the following and no other information:

This communication is being sent to you at the request of one of our Consultants by ChatChing, Inc., with principal executive offices located at 1061 E. Indiantown Rd. #400 Jupiter FL  33477; telephone number:  561-316-3867.  We maintain a website at www.chatching.com.  The website, which is our principal business, is designed to be easy and enjoyable to use for social networking

You are being invited to become a Registered User of our Website.  If you wish to do so, please click here and you will be taken to a webpage where you can register to use our site.  Although as a user of our site you will also be offered the opportunity, if you elect and only pursuant to the procedure specified on our website, to also become a Consultants to our Company entitling you to earn Points under a Points system which are convertible into shares of our Common Stock as specified in a our Employee/Consultant Benefit Plan. However, you need not become and you are under no obligation to become a Consultant to use our site.

This communication is being sent to you by Steve Pfirman, President, and Nick Palin, Director, of ChatChing, Inc.  You may contact them at the address or phone number above, or by e-mail at Officer@chatchingmail.com.  If you wish to consider becoming a Consultant, you must follow the procedure as set forth on our website, which includes a link to a separate webpage for you to sign up as a Consultant which will give you access to the Prospectus related to the offering of Points and Securities to Consultants by the Company, the Consulting Agreement, the Plan and certain other information as required under federal securities laws, rules and regulations.

Again, although we invite you to join our other users, you do not need to become a Consultant to use the site, and if you want to become a Consultant, you must follow the procedure as set forth on the website.

We will offer users the right but not the obligation to become Consultants and acquire Points and thereafter exchange Points for shares of Common Stock, called Shares or Plan Shares, only after this registration statement has been declared effective.  Nothing herein or in the Plan constitutes an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

All references to "we," "us," "our," or similar terms used in this prospectus refer to ChatChing, Inc.

Our independent auditor’s report expresses substantial doubt about our ability to continue as a going concern.  At September 19, 2011, we had only $250.18 in our bank account. We anticipate our monthly burn rate for the next 12 months to be approximately $21,000 per month.  Steven Pfirman, our  President, Secretary and Director and Nicholas Palin, a Director, loaned $$242,641.45, $121,083.23 by Mr. Pfirman and $121,183.23 by Mr. Palin, to fund development stage operations. The loans were made under identical Credit Line Agreements and related Credit Line Promissory Notes with Mr. Pfirman and Mr. Palin in the amount of $250,000 each, aggregating $500,000, bearing interest at zero percent due on December 31, 2011, including initial credit line agreements in the aggregate amount of $250,000 and additional credit line agreements dated September 19, 2011 for an additional $125,000 each or an aggregate of and additional $250,000.  We do not have any plans or specific agreements for new sources of funding, except for the anticipated loans from management as described above, or any planned material acquisitions.

Our Direct Public Offering

We are offering to issue to Consultants under our Employee/Consultant Benefit Plan (the “Plan”) up to 1,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company.  The Points are not being issued to persons other than Consultants.  The Consultants may only acquire the Points for services as set forth in the Plan.  The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan.

This is  a self-underwritten offering not to the public but only to Consultants who sign a written Consulting Agreement with the Company.  The offering will commence promptly after the effective date of this Registration Statement and close no later than the last date Shares may be issued under the plan, or approximately March 31, 2018.

We will pay all expenses incurred in this offering.  There is no minimum amount of Points or Shares that we must issue in our direct offering.  As the Points and Shares are not being sold for cash, no cash proceeds will be received.  Thus, we have not established an escrow or any similar account.

We are offering the Points and Shares without any underwriting discounts or commissions. This is our initial public offering and no public market currently exists for Points or shares of our common stock.

We intend for our Points and common stock to be “offered and sold” to Consultants by our officers and Directors and only through the procedure specified on our website. Neither such persons nor any other persons, including but not limited to Consultants, will be paid any commissions or other compensation for any offers or sales of the Points or the Shares.

Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market.

Total Points outstanding prior to the offering	0

Points being offered by us	1,000,000,000,000

Total shares of common stock outstanding prior to the offering	325,000,000 shares

Shares of common stock being offered by us	400,000,000 shares

Total shares of common stock outstanding after the offering	725,000,000 shares

Gross proceeds:	None. The Points and Shares are issued solely for services, not cash.

Use of Proceeds	None. The Points and Shares are issued solely for services, not cash.

Risk Factors
There are substantial risk factors involved in acquiring Points in the Plan and Shares in our Company. For a discussion of certain factors you should consider before acquiring Points or Shares of our common stock, see the section entitled "Risk Factors."

Selected Summary Financial Data

This table summarizes our operating and balance sheet data as of the periods indicated. You should read this summary financial data in conjunction with the "Plan of Operations" and our audited financial statements and notes thereto included elsewhere in this prospectus.

PLEASE COMPLETE:

For the period from Inception (January 19, 2011)
to
June 30, 2011 (audited)

Statement of Operations:

Total revenues	$-

Total operating expenses	$180,431

(Loss) from operations before income taxes	$(180,431)

Net (loss)	$(180,431)

(Loss) per common share	$(0.00)

Weighted average number of common shares outstanding - Basic and diluted	320,000,000

	As of
	June 30, 2011 (audited)

Balance Sheet:

Cash in bank		$188

Deferred Offering Costs	$

	$

Total current assets		$188

Total assets		$68,931

Total current liabilities		$248,962

Total liabilities		$248,962

Total stockholders' (deficit)		$(180,031)

Total liabilities and stockholders' (deficit)		$68,931

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY

We are a development stage company with no operating history and may never be able to carry out our business plan or achieve any revenues or profitability and thus our stock may have no value.

We are subject to all of the risks inherent in the establishment of a new business enterprise. We were established on January 19, 2011, for the purpose of engaging in the development of a social networking website. We have not generated any revenues nor have we realized a profit from our operations to date, and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon the successful marketing and sale of advertising on our website and related ancillary revenues.  Our business plan is subject to numerous industry-related risk factors as set forth herein. We may not be able to successfully carry out our business. There can be no assurance that we will ever achieve any revenues or profitability. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in our industry, and our Company is a highly speculative venture involving significant financial risk.

We expect to incur operating losses in the next twelve months because we have no plan to generate revenues unless and until we successfully launch our website and develop a sufficiently large core user base that we can attract advertising and related ancillary revenues.

We have never generated revenues. We intend to sell advertising on our website to generate revenues. However, we have not yet launched our website and have not begun to develop a sufficiently large core user base that we can attract advertising and related ancillary revenues.  We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. We can provide our Consultants acquiring Points or Shares with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We do not have sufficient cash to fund our operating expenses for the next twelve months, and we will require additional funds through the sale of our common stock, which requires favorable market conditions and interest in our activities by investors. We may not be able to sell our common stock and funding may not be available for continued operations.

There is not enough cash on hand to fund our administrative expenses and operating expenses or our proposed marketing and promotion campaign for the next twelve months. Because we do not expect to have any cash flow from operations within the next twelve months, we will need to raise additional capital, which may be in the form of loans from current stockholders and/or from public and private equity offerings. Our ability to access capital will depend on our success in implementing our business plan. It will also depend upon the status of the capital markets at the time such capital is sought. Should sufficient capital not be available, the implementation of our business plan could be delayed and, accordingly, the implementation of our business strategy would be adversely affected. If we are unable to raise additional funds in the future, we may have to cease all substantive operations. In such event it would not be likely that the Points issued to or Shares acquired by our Consultants would have any value.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, and if we do not raise additional funding, we may have to suspend or cease operations within twelve months.

Our audited financial statements for the period from inception on January 19, 2011 through June 30, 2010, were prepared using the assumption that we will continue our operations as a going concern. We were incorporated on January 19, 2011, and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financing activities or to generate profitable operations. Such capital formation activities may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We believe that if we do not raise secure an additional approximately $200,000 , we may have to suspend or cease operations within twelve months. However, management has agreed to increase their combined line of credit from $250,000 to $500,000, which will cover this amount. Although management has represented that they have sufficient funds to make these loans if needed, if management does not loan the funds, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company.

We have no track record that would provide a basis for assessing our ability to conduct successful business activities. We may not be successful in carrying out our business objectives.

The revenue and income potential of our proposed business and operations are unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Accordingly, we have no track record of successful business activities, strategic decision-making by management, fund-raising ability, and other factors that would allow an investor to assess the likelihood that we will be successful in implementing our business plan. There is a substantial risk that we will not be successful in implementing our business plan, or if initially successful, in thereafter generating any operating revenues or in achieving profitable operations.

We are a small company with limited resources compared to some of our current and potential competitors in the social media website market.

The social media website market is competitive, and we cannot guarantee that our unique method of enhancing the value of our website by making our users our owners will be enough to effectively capture a significant enough market share to successfully generate advertising or other revenues from our website.  Based on our company’s initial research through both the Internet and trade journals, as well as through an extensive search through existing social media websites, we believe there is no one in the industry that has successfully developed a website like ours through our use for ownership sharing model; nonetheless, our current and potential competitors have longer operating histories, significantly greater resources and name recognition, and a larger base of users than we have.  Our competitors have greater name credibility than we have with potential users.  These competitors also may be able to adopt more aggressive policies and devote greater resources to the development and promotion or their websites. To be competitive, we will have to continue to invest significant resources in research and development, sales and marketing, and customer support.  We may not have sufficient resources to make these investments or to develop the technological advances necessary to be competitive, which in turn will cause our business to suffer and restrict our profitability potential.

Changing consumer preferences may negatively impact our business.

The Company's success is dependent upon the ongoing need and appeal for our social network website. Consumer preferences with respect to such websites are continuously changing and are difficult to predict. As a result of changing consumer preferences, we cannot assure you our website will achieve user or advertiser acceptance, or that it will continue to be popular with users or advertisers for any significant period of time, or that new products will achieve an acceptable degree of market acceptance, or that if such acceptance is achieved, it will be maintained for any significant period of time. Our success is dependent upon our ability to develop, introduce, and gain user and advertiser acceptance, and on user and advertiser willingness to continue on a long term basis to use our website. The failure of  our website to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

Because our Directors and officers have no experience in running a company that operates a social media website, they may not be able to successfully operate such a business which could cause the Points and the Shares to have no value.

We are a development stage company and we intend to develop a social media website.  Steve Pfirman and Nick Palin, our current Directors and Officers, have effective control over all decisions regarding both policy and operations of our Company with no oversight from other management. Our success is contingent upon the ability of these individuals to make appropriate business decisions in these areas.  However, our Directors and Officers have no experience in operating a company operates a social media website. It is possible that this lack of relevant operational experience could prevent us from becoming a profitable business and could cause the Points and the Shares to have no value.

Our Directors own approximately 92.3% of the outstanding shares of our common stock, and may be able to influence control of the company or decision making by management of the Company.

Our Directors presently 92.3% of our outstanding common stock. If all of the 400,000,000 shares of our common stock being offered hereby are sold[issued?], the shares held by our Directors will constitute approximately 41.5% of our outstanding common stock.  However, under our Plan, this will not occur for at least six years.  Thus, currently and for the near-term future, the current Directors will still have a majority control and will still have a majority of the voting power for all business decisions.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position.

We regard our current and future intellectual property as important to our success We rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our intellectual property. We plan to register our domain names, trademarks, and service marks in the United States. Our registered trademarks in the United States include the service mark “ChatChing,” with serial number 85235907 and filing date of February 7, 2011; ChaChing with serial number 85259008 and filing date of March 5, 2011 and Use It, Own It with serial number 85310122 and filing date of May 2, 1011;  all of which expire in 2021.  In addition, we also protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

Despite our precautions, unauthorized third parties may copy certain portions of intellectual property or reverse engineer or obtain and use information that we regard as proprietary. We cannot assure you that our intellectual property rights can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop a similar technology. Any failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse affect on our business, financial condition, or results of operations.

RISKS RELATING TO THE INTERNET INDUSTRY

The security risks or perception of risks of using social media websites may discourage users from using our website.

We and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of user data. Any breach could cause users to lose confidence in the security of our Website and choose not use our site.

We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we will use to protect user data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may be liable if third parties misappropriate our users’ personal information.

If third parties are able to penetrate our network security or otherwise misappropriate our users’ personal information, or if we give third parties improper access to our users’ personal information, we could be subject to liability. This liability could include claims for impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

System and online security failures could harm our business and operating results.

Our services will depend on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations will be vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. Our Internet host provider does not guarantee that our Internet access will be uninterrupted, error-free or secure. Our servers are also vulnerable to computer viruses, physical, electrical or electronic break-ins and similar disruptions. Any substantial interruptions could result in the loss of data and could completely impair our ability to generate revenues from our service. We do not presently have a full disaster recovery plan in effect to cover the loss of all facilities and equipment. We do have business interruption insurance; however, do intend to utilize redundant data centers around the U.S.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose users.

To remain competitive, we will need to continually enhance and improve the functionality and features of our social media website. We may face material delays in introducing new services, products and enhancements. If this happens, our users may forgo the use of our Website and use those of our competitors. The Internet and the social media industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing website and our technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process users’ uses of our website could harm our business, prospects, financial condition and results of operations.

Existing or future government regulation could harm our business, results of operation and financial condition.

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use user information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

 The content of our website could expose us to various kinds of liability, which, if prosecuted successfully, could negatively impact our business.

We will face potential liability for negligence, copyright infringement, patent infringement, trademark infringement, defamation, and/or other claims based on the nature and content of the materials our user’s post.  Various claims have been brought, and sometimes successfully prosecuted, against Internet content distributors.  We could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties’ proprietary technology.   Any imposition of liability that is not covered by insurance, or is in excess of insurance coverage, could materially adversely affect our financial condition and results of operations. Any claim of infringement, with or without merit, could be time consuming, result in costly litigation or require us to enter into royalty or licensing agreements.  Such royalty or licensing agreements might not be available on terms acceptable to us, or at all.  As a result, any such claim of infringement against us could have a material adverse effect upon our business, financial condition, results of operations and cash flows.

RISKS RELATING TO OUR COMMON STOCK

Consultants may have difficulty in reselling their Shares due to the lack of market.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained thereafter.  We cannot predict when, if ever, we will attempt to secure a qualification for our securities to be quoted on the Over the Counter Bulletin Board or a similar trading venut.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may dilute our share value. We do not need stockholder approval to issue additional shares.

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock, no par value per share. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common stock may become subject to the "penny stock" rules of the SEC if a trading market in our securities develops, which would make transactions in our stock cumbersome and may reduce the value of our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement  to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement  from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We do not intend to pay cash dividends on our shares of common stock but rather, we intend to finance the development and expansion of our business, delaying or perhaps preventing investors from receiving a return on their shares.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company but will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities will not be eligible to be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering assuming it is declared effective in the year ended December 31, 2011  as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2011, including a Form 10-K for the year ending December 31, 2011, assuming this registration statement is declared effective before that date.  Prior to attempting to secure a qualification for our securities to trade on the Over the Counter Bulletin Board or a similar trading venue, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2011.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2011, we will continue as a reporting company that will not be subject to the proxy rules, Section 16 ownership reporting and short swing profits provisions or other requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

  USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the issuance of Points or Shares to our Consultants.

DETERMINATION OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

We have valued the Points based upon the value of the underlying Shares.  We have based the value of the underlying Shares based upon the cash purchase price paid by existing shareholders.  Notwithstanding the foregoing,  even if the points are valued based on cash prices, they would be recorded as a charge to earnings on the financial statements.  That means that the share issuances will not result in an increase in book value per share for financial statement purposes.  The issuance of shares for no cash consideration will result in dilution to existing shareholders but not new shareholders.

BUSINESS

Organization

We were incorporated as Social Network Marketing, Inc. on January 19, 2011 under the laws of the State of Florida. On June 30, 2011, we authorized an 8 share for 10 share reverse stock split.  All share numbers in this registration statement have been adjusted to effect this stock split.  On July 5, 2011, we amended our Articles of Incorporation to change our name to Chatching Inc.

Our principal executive offices are located at 1061 E. Indiantown Rd. #400 Jupiter FL  33477, and our telephone number is 561-316-3867.

We will maintain a website at www.chatching.com. Nothing on this website will be part of this Registration Statement.

Business

We plan to operate a social networking website, ChatChing.com. We have currently completed  the development site to which we do not allow public access.  We are now targeting and expecting a November 2011 launch.

Since our inception, we have spent over 10,000 man-hours to develop our website and have taken the following significant operational activities in furtherance of our business plan:

•
Developed a fully functional social networking website which has been available in private beta since April 11, 2011. Over 2000 hours in technical development work completed.  The technical work included:

o	Developed requirements and features list
o	Evaluated programming frameworks and platforms
o	Installed issue tracking and resolution system
o	Designed and developed screens and forms
o	Modeled advertising system
o	Configured and tested Amazon EC2 cloud-based server banks with load balancing
o	Setup SQL database with master / slave scaling
o	Evaluated database scaling technologies
o	Implemented version control system
•	Majority of site has been translated in 16 languages plus fully English. The remainder will be translated into these other 16 languages in months two to four after launch
•	Three trademarks applied for (Chatching, Chaching and Use It Own It).
•	Service agreement entered with Amazon for hosting servers to ensure site capacity and that the site will not crash if there is a significant amount of activity on site.
•	Over 150 hours of blogging pre-activity in preparation of launch.
•	Chief Technical Officer and Chief Marketing Officer recruitment commenced for post launch revenue activities and site roll-out.

The current status of our site is as follows:

•
The following functions have been tested and found fully-functional on our development site: Registration of users and basic social networking actions that include creation of profile, inviting of friends, sharing of comments, sharing of photos, sharing of video links, on site chat, video chat and communication between users.  These functions will all be available and operative when our site launches.

•
Additionally, work continues to fully implement our point system plan.  The point allocation and tracking system is nearly complete with development expected to conclude on this facet by the end of August 2011.

•
We continue development of more advanced features not necessary for launch.   These features facial recognition, advanced member relationships, privacy settings and user groups, and dynamic updating of point counters.  We anticipate that these functions will be available as follows, although because they are still under development there is no assurance as to when, if ever, they will actually become available:

o	October - photo tagging with facial recognition
o	October - advanced member relationships & privacy settings
o
October - complete implementation of the Open Social API to allow onsite games and applications, which allows for an existing library of programs (mainly games) to be played on a social networking website

o	November - user groups
o	November - dynamic updating of point counters

Our website is being designed for use by individuals from all socio-economic and demographic backgrounds. We plan to generate revenues from contracts for advertisements to appear on ChatChing.com.

We believe that the more users of our website, the more advertising revenue we can generate. The central focus of our business plan is to build the user base for our website. Our plan to quickly generate a user base that will allow us to obtain advertising revenue has two components. First, we have designed ChatChing.com to be easy and enjoyable to use for social networking. Second, we plan to offer users of our site the opportunity, only after this registration statement is declared effective and if and only if they elect and only pursuant to the procedure specified on our website, to become Consultants to our company entitling them to earn Points under a Points system which are convertible into shares of our Common Stock as specified in a our Employee/Consultant Benefit Plan.

Users are not required to become Consultants.  Although Consultants will receive Points as a result of referring other persons to become Users of our website, our Consultants will not receive any additional Points or any other benefits if an identified and Company invited User elects, on their own and only by following the procedures set forth on our website, to become a Consultant.  In other words, our Consultants will receive exactly the same number of Points in connection with referring a User as well as that Identified/Company Invited User’s use of the website regardless of whether or not the identified and Company invited user elects to become a Consultant or uses our site simply as a User.

In addition, after this registration statement has been declared effective and we make the opportunity to become a Consultant by following the procedure specified on our website available to our Users, in order for a Consultant to earn any Points as a result of referring a User, the invitation to a potential User can only be sent as a result of the Consultant completing information on a separate webpage accessible only by Consultants.  That web page will contain only the following information:

To invite someone you know to become a User of our website, please enter their e-mail address here:  _____________

Consultants will also be required to check three boxes confirming the following before an invitation will be sent:

_____  I confirm that I personally know the person(s)o I am requesting ChatChing to invite to use the site on my behalf.

_____  I confirm that I have not communicated any information about ChatChing’s Consultant Program except in the form of the prescribed “Invitation to Invite” on ChatChing’s Consultant webpage, which complies with the limitations set forth in SEC Rule 134.

The Company through its officers and directors will then send an e-mail to the potential user identified by the Consultant.  That e-mail will contain the following and no other information:

This communication is being sent to you at the request of one of our Consultants by ChatChing, Inc., with principal executive offices located at 1061 E. Indiantown Rd. #400 Jupiter FL  33477; telephone number:  561-316-3867.  We maintain a website at www.chatching.com.  The website, which is our principal business, is designed to be easy and enjoyable to use for social networking

You are being invited to become a Registered User of our Website.  If you wish to do so, please click here and you will be taken to a webpage where you can register to use our site.  Although as a user of our site you will also be offered the opportunity, if you elect and only pursuant to the procedure specified on our website, to also become a Consultants to our Company entitling you to earn Points under a Points system which are convertible into shares of our Common Stock as specified in a our Employee/Consultant Benefit Plan.  However, you need not become and you are under no obligation to become a Consultant to use our site.

This communication is being sent to you by Steve Pfirman, President, and Nick Palin, Director, of ChatChing, Inc.  You may contact them at the address or phone number above, or by e-mail at Officer@chatchingmail.com.  If you wish to consider becoming a Consultant, you must follow the procedure as set forth on our website, which includes a link to a separate webpage for you to sign up as a Consultant which will give you access to the Prospectus related to the offering of Points and Securities to Consultants by the Company, the Consulting Agreement, the Plan and certain other information as required under federal securities laws, rules and regulations.

Again, although we invite you to join our other users, you do not need to become a Consultant to use the site, and if you want to become a Consultant, you must follow the procedure as set forth on the website.

We will offer users the right but not the obligation to become Consultants and acquire Points and thereafter exchange Points for shares of Common Stock, called Shares or Plan Shares, only after this registration statement has been declared effective.  Nothing herein or in the Plan constitutes an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Our Business Model

We offer a simple, easy to use yet comprehensive broad-based social networking website. Our users will be able to use our website from their personal computers, laptops and smart phones. Through our website, our users will also be able to post status updates and connect with a network of “friends” to engage in private and public communications. Users will easily be able to share self-created content, including pictures and other media. A beta version of the website is privately operational. Development continues with programmers focusing on optimization, targeted enhancement and back-end functionality for revenue maximization.

We expect that our revenue will be derived from selling advertising space on ChatChing.com. We intend to offer social advertising capabilities with the ability for users to share interesting advertisements with others. As our members become more and more engaged in using ChatChing.com to serve daily social networking needs, we plan to collect data to facilitate sales of advertisements to a targeted user base. Our founders are experienced in working with online advertising metrics and maximizing advertising via specific demographic and socio-economic variables as well as user interests.  Initially, we plan to sell advertising to other sellers of advertising, including Google AdSense and OpenX Market.  We have contacted both Google and Open X and Google has approved our AdSense account.  We need to provide them with a live site for final approval, which we are in the process of undertaking.   Our plan is to utilize existing ad marketplaces and begin direct sales when we have a critical mass of at lease 250,000 active daily users. As of the date of this registration statement, we have not taken any action to sell advertising in this fashion and have no contracts, agreements or commitments from any advertising purchaser.

As we grow and hire a sales team after we hit this critical mass, we plan to approach Fortune 500 companies for long term advertising and branding campaigns. In addition, we expect to target sales of political advertising during the upcoming 2012 election campaign cycle.  To achieve these targets, we plan to support our initial website launch with ongoing advertising and public relations campaign. However, in compliance with SEC rules, none of our advertising or other public relations materials will contain any description of our Consultant Program, including the offer of Points convertible into Shares to persons who agree to become Consultants by following the procedure set forth on our website, except to the extent such description complies with the disclosure specified in SEC Rule 134, “Communications Not Deemed a Prospectus.”  We have developed different advertising and public relations models with varying amounts of investment which we will implement when we generate sufficient operating revenues or secure financing from other sources.  As of the date of this registration statement, we have no contracts, agreements or commitments for financing from other sources.

Prior to this registration statement becoming effective, the only disclosure about the Consulting Program will be as follows:

AFTER A REGISTRATION STATEMENT CURRENTLY ON FILE WITH THE SEC HAS BEEN DECLARED EFFECTIVE, YOU WILL HAVE THE OPPORTUNITY TO CONSIDER BECOMING A CONSULTANT.  AS A CONSULTANT, YOU CAN EARN POINTS WHICH ARE ELIGIBLE TO BE CONVERTED INTO OWNERSHIP OF CHATCHING THROUGH SHARES OF OUR COMMON STOCK.   YOU ARE UNDER NO OBLIGATION TO BECOME A CONSULTANT AS A CONDITION OF BEING ABLE TO USE OUR WEBSITE.  HOWEVER, IF YOU DESIRE MORE INFORMATION ABOUT BECOMING A CONSULTANT AFTER OUR REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE, CLICK HERE.

The user will be directed to a separate website where demographic information will be kept.  After the registration statement has been declared effective, persons who have requested will receive an e-mail from the officers and Directors of the Company stating that the Registration Statement has been declared effective and directing the user back to the home page of the website to follow the procedure set forth below if they wish to consider becoming a Consultant.

After this registration statement has been declared effective, the only disclosure of the Plan on our main website will be:

BECOME A CONSULTANT.  EARN POINTS WHICH ARE ELIGIBLE TO BE CONVERTED INTO OWNERSHIP OF CHATCHING THROUGH SHARES OF OUR COMMON STOCK.   YOU ARE UNDER NO OBLIGATION TO BECOME A CONSULTANT AS A CONDITION OF BEING ABLE TO USE OUR WEBSITE.  HOWEVER, IF YOU DESIRE MORE INFORMATION ABOUT BECOMING A CONSULTANT, CLICK HERE.

Persons who “Click Here” will then be taken to a separate website where they will see and have an opportunity to read and review:

•	A consent to delivery of the final Prospectus and all amendments or supplements thereto. Consistent with SEC interpretation and guidance on this matter:

o
The Company recognizes that the Consultants may give global consent to electronic delivery of all documents, provided that consent is informed. To be informed, the Consultants must truly understand that they are providing consent to delivery of all of Company’s offering documents via modes of electronic communication. Consent therefore will not be established by the mere inclusion of a clause requiring global consent as a condition to becoming a Consultant. Instead, the Consultant will also be advised of his or her right to revoke global consent and to receive hard copies of all documents. Finally, in order to assure informed consent, the consent will identify the type of electronic media authorized by the Consultant, specifically the downloading of the Preliminary Prospectus and when effective the final Prospectus and all amendments or supplements thereto.

o
The providing of electronic information in Portable Document Format ("PDF") will not prevent Consultant access to the information as the Company will (i) inform Consultants, at the time they give consent for electronic delivery, of the software requirements to download PDF; and (ii) provide Consultants, at no cost, with the necessary software and technical assistance to utilize PDF.

o
Although the prospectus is delivered on a website, it is not delivered on the Company’s primary website but only through a separate website dedicated only to the issuance of Points and Shares to Consultants, as described above.  The primary website will contain a specific disclosure that the information contained on the primary website is not be deemed part of the prospectus.  As further noted in SEC interpretations, hyperlinking from a non-prospectus source, i.e. the Company’s primary website, to the prospectus as the Company is proposing would not result in the non-prospectus document being considered part of the prospectus.

•
After completing the Consent to Electronic Delivery, the Consultants will be given a link to download the final Prospectus and all amendments or supplements thereto with appropriate technical support as described above.  The Consultant will be told that they can request this information in writing from the Company and it will be furnished at no cost.  The Consultant will also be informed in writing of the following:

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 which was declared effective on ________.  For further information about us and the Points shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

•
After the Consultant has downloaded or otherwise received the Prospectus, the Consultants will be shown the Consulting Agreement and, if they desire, the information to complete to become Consultants; and

•	The Employee/Consultant Benefit Plan.

The language describing the Consulting Agreements and the Employee/Consultant Benefit Plan on this separate website will be substantially the same as the language describing the Consulting Agreements and the Employee/Consultant Benefit Plan in this Form S-1.

Consulting Agreement

The Consulting Agreement provides as follows:

•
During the term of the Agreement, Consultant shall provide the following services in connection with of the business of Company in order to fully and successfully implement the Company’s business plan:  The services which the Consultant may render are set forth in Exhibit A to the Company’s  Employee/Consultant Benefits Plan (“Plan”), a copy of which has been furnished to Consultant.  The entire Plan is incorporated by reference into the Agreement.

•	Consultant may select which of the duties under the Plan Consultant wishes to perform. Consultant is not required to render any of these services and is free to use other social networking sites.

•
Consultants will represent that they understand and agree that potential Users they may identify to the Company for the Company to invite to become users are not required to become Consultants.  Although Consultants will receive Points as a result of referring other persons to become Users of the website, Consultants will not receive any additional Points or any other benefits if an identified and Company invited User elects, on their own and only by following the procedures set forth on our website, to become a Consultant.  In other words, a Consultant will receive exactly the same number of Points in connection with referring a User as well as that Identified/Company Invited User’s use of the website regardless of whether or not the identified and Company invited user elects to become a Consultant or uses our site simply as a User.

•	Consultants will represent and warrant the following and understand and agree to the following limitations on their activities:

•	Consultants are prohibited by contract from making any direct offer to become a user of the site or a Consultant to any prospective user of the site or any prospective Consultant.

•
Consultants are prohibited by contract from discussing any aspect of the Consultant Program with any prospective user of the site or any prospective Consultant in any form of communication which falls outside that permitted under SEC Rule 134, attached as Exhibit A to the Consulting Agreement, and in connection therewith may not advise any potential user of any merits of becoming a Consultant.

•
Consultants who wish to earn Points from referrals may only do so by requesting the Company issue an invitation to a potential user of the site as set forth in the Company’s registration statement filed with the SEC.  They may not issue any such invitation directly.

•	Consultants represent that they have not participated in the offer or sale of any securities prior to their becoming a Consultant to the Company.

•	No Consultant can be involved any negotiations between the Company and a prospective user, let alone any prospective consultant of the merits of becoming a Consultant.

•	Consultants must comply with all Consultant Transaction Program procedures as set forth in the Company’s registration statement.

The compensation to Consultant is set forth in the Plan.  We will notify Consultant if and when Plan Shares may be issued under the Plan, and Plan Shares and give them the option to apply your Points to the acquisition of Plan Shares.  The Company may not offer and sell these securities until a registration statement is filed with the Securities and Exchange Commission and becomes effective. Nothing herein or in the Plan constitutes an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

•
Consultant may terminate the Agreement upon written notice to the Company, which shall be effective five (5) business days from the date of such notice.  The Agreement shall also terminate upon award of all stock eligible to be awarded under the Plan.

•
No person may be a Consultant unless they are 13years of age or older . If Consultant is older than 13 but younger than 18, this Agreement is not valid until the PARENTAL CONSENT FORM attached to the Agreement is completed and signed in full.

Employee/Consultant Benefit Plan

The  Employee/Consultant Benefit Plan provides for compensation Consultants under our the terms of our  Employee/Consultant Benefit Plan.

The compensation, will be Points which can be converted into Shares of Common Stock.

The compensation will be based upon Points awarded under the Plan and certain other conditions set forth in the Plan.  We will award Points to Consultants who elect to participate in the Points program for the following types of services:

Business Development or Promotional Service	Points Awarded	Frequency Limit

Post invite Link to Major Social Network Site
Post an Invite to recognized Social Networking site	100	Once per Site per Month

Post a link on other web site acceptable to ChatChing.com. We reserve the right to disqualify sites with limited user traffic and for other reasons.	10	Ten per Month

Email Invites	1	Once Per Email Address

Accepted Identified/Company Invited Users Provides Basic Profile Data	100	No Limit

Points Awarded for Identified/Company Invited User Activity
Complete Profile All Basic Data	100
100% complete profile	100
Upload Photo	5	5 Per Day
Update Status	1	3 Times a Day
Post a Comment to Wall, Status, Blog, Photo, Album, Forum	2	Once Per Profile Page
Tag a Photo	3	Once Per Photo
Add Friend	5	25 per month
Establish Special Friend Relationship	25	10 Lifetime
Send Message	1	5 Per Day / One Per Profile Contacted

Points Earned from Identified/Company Invited Users' Activity on your content
View to Users' profile	2	5 Per Day - Once per profile
Receive a comment to Wall or Post	2	5 Per Day - Once per profile
Posted comment to one of your posts	2	5 Per Day - Once per profile
Receive Message	1	5 Per Day - Once per profile
Views and Users Photoalbum	2	5 Per Day - Once per profile

Points from Activities by Identified/Company Invited Users.   A new User that joins the Site through the identification to the Company for Company invitation solely in connection with the procedure set forth in the Company’s registration statement as filed with the SEC becomes a “Identified/Company Invited User Network Member” of the Consultant that invited such Identified/Company Invited User. There is no obligation of the Identified/Company Invited User Network Member to become a Consultant and the Consultant will receive no additional Points, Shares, compensation or other benefit if the Identified/Company Invited User Network Member becomes a Consultant. Assuming the Identified/Company Invited User Network Member was invited to become a user solely by the Company and solely as set forth in the Registration Statement, such Consultant will receive credit on an ongoing basis for 50% of the Points earned by such Identified/Company Invited User Network Member, including Points earned by the Identified/Company Invited User Network Member from its own Identified/Company Invited User Network Members, again regardless of whether or not such Identified/Company Invited User Network Members elect to become Consultants.

In the event a new User is identified as a potential user by multiple Consultants has received through the Company multiple user invitations under the procedure specified in this registration statement, (1) such Consultants will receive credit in the aggregate, on an ongoing basis, for 50% of the Points earned by such Identified/Company Invited User Network Member after the Identified/Company Invited User Network Member completes the application form specified in the invitation from the Company, and (2) such Points allocated to such Consultants will be divided equally among the Consultants initiating the invitation.  In the event of a user member being on multiple ChatChing networks, Identified/Company Invited User Points will be split equally amongst each ChatChing Network they are part of.  (Example: if a member of your ChatChing Network earns 400 Points and they are on three ChatChing Networks each of those networks would receive [400X67%/3] 100 Points.

The Points represent the potential right, in certain circumstances described below, to receive shares of our Common Stock. Unless and until these circumstances occur, the Points do not represent equity in ChatChing or any right to vote or otherwise have any rights of a shareholder. If these circumstances do not occur, the Points will expire and will be of no value. The Points are issuable only to an individual Consultant and are not transferrable by sale, gift or otherwise during the Consultant’s lifetime. They are transferrable only as provided in the will of any deceased Consultant or, if no will exists, by the laws governing transfer of the assets of a deceased Consultant. Any attempt to transfer Points in violation of this limitation will be ineffective, and we reserve the right to cancel any Points if we learn that an attempt has been made to transfer them in violation of this limitation.

We will offer and award to Consultants Points exchangeable into an aggregate of 400,000,000 shares of common stock of ChatChing. As of the date of this registration statement, ChatChing has 325,000,000 shares of its common stock issued and outstanding. The Compensation Shares, at such time as they are all issued, would at that time therefore equal 55.17% of ChatChing’s issued and outstanding common stock, assuming ChatChing by that time has not issued any other shares of Common Stock or securities convertible into or exercisable for Common Stock.

We are not restricted in our ability to offer other equity securities (which may consist of Common Stock or other forms of equity) for sale or to issue new equity in connection with employee and other incentive programs or to acquire other businesses or assets. Any such activities would dilute the shares issuable in exchange for Points so the total number of shares of Common Stock issuable in exchange for Points may not represent 50% of the total equity or voting equity of ChatChing at any point in time.

We are offering Points solely to individual Consultants to ChatChing.com who elect to participate in the Points program and only in recognition of their bona fide services rendered in furtherance of the business plan of ChatChing. We are not charging money for Points, and Points are not transferable except by will or inheritance on the death of a Consultant. Once ChatChing’s website has exceeded one million Consultants, the participating Consultants will be permitted to participate in an allocation process, with each Allocation (an “Allocation”) resulting in the issuance of an aggregate of 20,000,000 shares of Common Stock to qualifying Consultants who satisfy a 12-month vesting requirement, as described below.

ChatChing plans a series of 20 such Allocations, which together would result in the issuance to qualifying Consultants of an aggregate of 400,000,000 shares of Common Stock. The first Allocation would take place three months following ChatChing’s reaching one million Consultants. Allocations after the initial Allocation would be made every calendar quarter thereafter, if the total number of Consultants had increased by at least one million since the last preceding Allocation, until a total of 20 Allocations have been carried out. At that point, all of the Compensation Shares will have been issued, and the Points program would cease. The number of shares of Common Stock for which the Points are exchangeable is subject to customary adjustments for stock splits, stock dividends and recapitalizations.

Because the total number of Points then held by qualifying Consultants will depend on the level of the services they render that generate Points, there is no specific number of shares of Common Stock for which a specific number of Points is exchangeable, and the number of shares for which any particular number of Points is exchangeable will depend on the total number of unexchanged Points held by qualifying Consultants on the exchange date.

To be qualified to acquire stock in an Allocation, participating Consultants would have to confirm certain personal identifying information and designate the number of their Points to participate in the Allocation. The number of Compensation Shares each participating Consultant would be eligible to acquire would be the Consultant’s pro rata portion of the total shares to be awarded in that Allocation, based on the ratio of the number of Points designated by that Consultant to the aggregate number of Points designated by all qualifying Consultants in that Allocation. There would be no cash payment or other consideration for Compensation Shares issued to qualifying Consultants, although we will charge Consultants a reasonable fulfillment fee for the issuance of their shares.

In each Allocation, a participating Consultant’s award of Compensation Shares would be contingent on a vesting requirement that in the following 12 months the Consultant earn additional Points equal to or greater in number than the amount designated by the Consultant for that Allocation. Shares would be issued at the end of the 12-month period to participating Consultants who satisfied this vesting requirement. If a participating Consultant does not satisfy that contingency, no shares would be issued in that Allocation to that Consultant. The shares not issued to that Consultant would be issued pro rata to other participating Consultants who satisfied the vesting requirement in that Allocation, and the Points designated by the Consultant for that Allocation could be used by the Consultant in later Allocations. In each Allocation, a participating Consultant can designate any or all of the Consultant’s Points not previously exchanged for Compensation Shares. In the event of a merger, reorganization, liquidation, asset sale or other major transaction to which ChatChing is a party, the Board of Directors may, at its option, select one or more of the following: (a) all issued Points to remain outstanding, (b) convert some or all issued Points into Points to acquire stock in another corporation that is a party to the transaction, (c) continue the Points Plan, with newly issued Points to be convertible into stock in another corporation that is a party to the transaction; or (d) terminate the Points Plan and cancel all Points.

The complete  Employee/Consultant Benefit Plan is filed as an exhibit to the registration statement. The Plan authorizes the Board of Directors to interpret the Plan and to supply any omission or reconcile any inconsistency in the Plan. The Board of Directors may amend the Plan from time to time.

Our Industry

Social media are works of user-created video, audio, text or multimedia that are published and shared in a social environment, such as a blog, wiki or video hosting site. Social media is distinct from traditional media, such as newspapers, television and film in three key areas. First, social media can be created by almost anyone. Traditional media production generally requires creation by those with specialized skills and training. Conversely, social media can be created by anyone familiar with ordinary computer skills. Second, it is relatively inexpensive to publish information using social media. Traditional media requires expensive assets such as printing presses, television studios, or broadcast towers to widely disseminate information. Social media can be widely disseminated using a personal computer, laptop or smart phone with an internet connection. Third, social media can be produced or updated almost immediately. With traditional media, it can take weeks or months to write a story for a magazine, print the magazine, and deliver the magazine to the readers. With social media, users may post stories, pictures, or video about an event as it is happening.

Social networking is the use of social media to communicate informally with other users, or to find people with similar interests to oneself. Social networking websites can range from broad based sites open to potentially all internet users to other websites for more targeted audiences

Our Technology

We have contracted with Amazon Web Service to host our website under the standard form AWS Customer Agreement.  At launch our website will be able to serve over 5 million users.

We believe that Amazon Web Service will be able to meet our needs as our website attracts more users.  However, we do not have any long term contracts with Amazon Web Service.  In the event that Amazon Web Service can no longer meet our needs, we believe that there are many other server providers that have the capabilities to host our website.

Our Intellectual Property

We rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our intellectual property. We plan to register our domain names, trademarks, and service marks in the United States. Our registered trademarks in the United States include the service mark “ChatChing,” with serial number 85235907 and filing date of February 7, 2011; ChaChing with serial number 85259008 and filing date of March 5, 2011 and Use It, Own It with serial number 85310122 and filing date of May 2, 1011;  all of which expire in 2021.  In addition, we also protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

ChatChing.com’s proprietary software is being developed by a team of independently contracted programmers and graphic developers. We have developed a fully functioning social networking site in test/beta version.  We are in the process of finishing implementation of the user network aspects of our point program.  Additionally we will need to develop that online point store and the consultant registration process. Remaining development costs to get us to launch are approximately $12,000 which we anticipate will be funded by loans from management.  Through contractual agreements, we own the proprietary software and other inventions created by such independent programmers and graphic developers. Furthermore, each of the independent programmers and graphic developers have entered into non-disclosure agreements to help protect our intellectual property and other confidential information.

Competition

There are numerous social networking sites.  Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. If we are unable to compete successfully, our business may suffer and our sales cycles could lengthen, resulting in a loss of market share or revenues.

We are a very small competitor in the market.  Facebook is the largest social networking website. Twitter is the second largest social networking website. Twitter has 175 million members. LinkedIn is website targeted towards professional and career social networking. LinkedIn has approximately 100 million members. Its users create a profile containing an outline of their current and former professional achievements and connect their profiles with other people with whom they have professional, educational, or personal relationships. hi5 is a social networking website targeted towards gamers and is popular in Latin America. hi5 has over 40 million monthly visitors and is available in over 50 languages.  There are many other social networking websites of all sizes.

We believe that competition within the industry based principally on a combination of quality, price, design, responsiveness and delivery, reputation, production capacity and after sales customer services. We distinguish ourselves from our competitors by not only offering and easy to use comprehensive social networking site, but also, when this registration statement is effective and the SEC staff has indicated they have no further comments and we have filed and have an effective registration statement on Form S-8 for shares to be issued under our  Employee/Consultant Benefit Plan, giving our users who become Consultants gain the ability to become a shareholders of our company as compensation for rendering specified bona-fide business development services under the Consulting Agreements.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm our business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our service.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state, and foreign laws regarding privacy and protection of member data.  We will post on our website our privacy policy and user agreement, which describe our practices concerning the use, transmission and disclosure of member data. Any failure by us to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Employees

Currently, in addition to management who now devote full time to our business, we have a Chief Technology Officer who devotes 60% of his time to our business and our management, who we anticipate will devote full time to our business commencing the end of October 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We plan to operate a social networking website. We have designed our website to enable users to connect and communicate with each other, share information and user-generated content.  We plan to generate revenues from online advertising at our website. We plan to offer a wide range of online advertising formats and solutions, including display advertising, social advertisements, promoted news feed items, and fan/brand pages.

We are in the development stage, and we have not generated or realized any revenues from our business operations. Our auditors have raised substantial doubt as to our ability to continue as an on-going business for the next 12 months.

Since our inception, we have incurred $199,110 in expenses from inception to July 31, 2011. These expenses consist primarily of development contracts and other expenses for website development in the amount of $86,839 and legal expenses in the amount of $74,839 related to the filing of registration statements with the SEC.

Milestones

We anticipate taking the following steps to implement our business plan in the next 12 months, assuming we have sufficient funding:

Update:

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion
Formation and Setup of Company	Develop website and be legally able to implement business plan	10 months from inception of concept	$250,000
Launch and Promote Web Site	Launch Web Site with promotional activities. Includes PR activity, limited and targeted web based advertising, and internet blogging activity by a specialized team. Also, finalize translations of site in key 16 languages aside from English. Additional trademarks to be added/defended as needed.	1 – 3 months	$125,000
User Growth	Moderate promotional expenditures with continued user base growth.	2 – 4 months	$75,000
Increase Staff	Identify and hire technical operations team and sales and marketing executives (may be earlier in cycle depending on launch success and activity in months 2-4).	6 – 9 months	$50,000

Liquidity and Capital Resources

At September 19, 2011, we had only $250.18 in our bank account. We anticipate our monthly burn rate for the next 12 months to be approximately $21,000 per month.  Steven Pfirman, our  President, Secretary and Director and Nicholas Palin, a Director, loaned $$242,641.45, $121,083.23 by Mr. Pfirman and $121,183.23 by Mr. Palin, to fund development stage operations. The loans were made under identical Credit Line Agreements and related Credit Line Promissory Notes with Mr. Pfirman and Mr. Palin in the amount of $250,000 each, aggregating $500,000, bearing interest at zero percent due on December 31, 2011, including initial credit line agreements in the aggregate amount of $250,000 and additional credit line agreements dated September 19, 2011 for an additional $125,000 each or an aggregate of and additional $250,000.  The Credit Line Agreements contain provisions concerning default and remedies in the event of default as well as other provisions related to these loans.  The loans are secured by Security Agreements pledging all tangible assets of the Company as security for the loans.  Obligations under the Credit Line Agreements and related Credit Line Promissory Notes and the Security Agreements were assumed by the Company on June 28, 2011.

Until we generate operating revenues or receive other financing, all our costs, which we will incur irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be less than $50,000 annually, will be funded by loans from management under the Credit Line Agreements as set forth above. If we fail to meet these requirements, we will be unable to use or continue to use this registration statement to continue to issue stock under our  Employee/Consultant Benefit Plan.

We will need to secure a minimum of $250,000 in funds to be paid to non-affiliated third parties and not to any of our Affiliates to finance our business in the next 12 months, in addition to the funds which will be used to go and stay public estimated to be an additional less than $50,000 annually as described in the paragraph above, which funds will be used for business development and sales and marketing. However in order to become profitable we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding. Further, it is likely that any future financing efforts may be hindered as a result of our plans to issue a large number of shares to consultants in exchange for non-cash consideration as described in “Business,” above.

Our independent auditor’s report expresses substantial doubt about our ability to continue as a going concern.   We do not have any plans or specific agreements for new sources of funding, except for the anticipated loans from management as described above, or any planned material acquisitions.

DESCRIPTION OF PROPERTY

The Company does not own any real property.

The Company’s current business address is 1061 E. Indiantown Rd. #400, Jupiter FL  33477,  provided at no cost by corporate counsel.

We anticipate moving our principal office location after we hire employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this registration statement, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders  c/o ChatChing Inc., 1061 E. Indiantown Rd. #400, Jupiter FL  33477.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Steven L. Pfirman	190,000,000	58.46%
Nicholas Palin	110,000,000	33.84%
Douglas Harrold	20,000,000	6.15%
All directors and executive officers as a group [2 Persons]	300,000,000	98.46%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 325,000,000 shares of common stock outstanding as of September 9, 2011.

DIRECTORS AND EXECUTIVE OFFICERS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

Steven L. Pfirman	42	President, Secretary and Director

Nicholas Palin	63	Director

Steven L. Pfirman has been our President, Secretary and a member of our Board of Directors since inception in March 2011. Mr. Pfirman is one of the founders of ChatChing Inc. From 2007 to the present, Mr. Pfirman has been Vice President of Operations for AgroLabs, Inc. Agrolab, Inc. is a manufacturer of liquid nutritional supplements that are sold into large national retailers, including Costco, Sam’s Club and BJ’s Wholesale club. From 2005 to the present, Mr. Pfirman has been the sole shareholder, director and president of Jasaly Management. Jasaly Management owns a Dunkin Donuts Franchise Restaurants located in Jupiter, Florida. From 2000 to the present, Mr. Pfirman has been a Member and Manager of Fifth Leg Management, LLC, which is a sales and marketing consultant for AgroLabs, Inc.. Mr. Pfirman holds a Bachelors of Science degree from the University of Pennsylvania’s Wharton School of Business with a focus on accounting and information technology management. Mr. Pfirman terminated his employment with AgroLabs at the end of July 2011 and anticipates spending only 10-15 hours a month on other activities, devoting what will essentially be full time to our business thereafter. As a member of the Board, Mr. Pfirman contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Nickolas Palin has been a member of our Board of Directors since inception in March 2011. Mr. Palin is one of the founders of ChatChing Inc. From March 2008 to the present, Mr. Palin has been President of AgroLabs, Inc. AgroLabs, Inc. is a manufacturer of liquid nutritional supplements that are sold into large national retailers, including Costco, Sam’s Club and BJ’s Wholesale club. From 2004 to February 2008, Mr. Palin was a Manager of CDS International Holdings, a business advisory company. Mr. Palin holds a degree in Criminal Justice from the John Jay College of Criminal Justice at City University of New York. Mr. Palin also terminated his employment with AgroLabs at the end of July 2011 and anticipates spending only 10-15 hours a month on other activities, devoting what will essentially be full time to our business thereafter. As a member of the Board, Mr. Palin contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

·	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

·	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

·
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

·
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

·
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

·	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

·	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

EXECUTIVE COMPENSATION

Executive Officers

We have not paid any compensation to our two executive officers and we have no agreements or understandings, written or oral, to pay them compensation.

Board of Directors

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On January 19, 2011, we issued 190,000,000 [post-split] shares of our Common Stock to Steven Pfirman, our President, Secretary and Director in exchange for $237.50 in cash, and we issued 110,000,000 shares [post split] of our Common Stock to Nicholas Palin, a Director, in exchange for $137.50 in cash.

On January 19, 2011, we issued 20,000,000 shares [post-split] of our Common Stock to Douglas Harrold, our Chief Technology officer, in exchange for $25 in cash.

At September 19, 2011, we had only $250.18 in our bank account. We anticipate our monthly burn rate for the next 12 months to be approximately $21,000 per month.  Steven Pfirman, our  President, Secretary and Director and Nicholas Palin, a Director, loaned $$242,641.45, $121,083.23 by Mr. Pfirman and $121,183.23 by Mr. Palin, to fund development stage operations. The loans were made under identical Credit Line Agreements and related Credit Line Promissory Notes with Mr. Pfirman and Mr. Palin in the amount of $250,000 each, aggregating $500,000, bearing interest at zero percent due on December 31, 2011, including initial credit line agreements in the aggregate amount of $250,000 and additional credit line agreements dated September 19, 2011 for an additional $125,000 each or an aggregate of and additional $250,000.  The Credit Line Agreements contain provisions concerning default and remedies in the event of default as well as other provisions related to these loans.  The loans are secured by Security Agreements pledging all tangible assets of the Company as security for the loans.  Obligations under the Credit Line Agreements and related Credit Line Promissory Notes and the Security Agreements were assumed by the Company on June 28, 2011.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

Director Independence

Our board of directors has determined that we have one board member, Mr. Palin, that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

LEGAL PROCEEDINGS

We are presently not a party to any current legal proceedings.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Holders

As of the date of this registration statement, we had 4 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Securities Authorized Under Equity Compensation Plans

Except for the Points and Shares authorized under our Employee/Consultant Benefit Plan as describe in “Business” above, we have no securities authorized under Equity Compensation Plans.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders	400,000,000	$.00000125	400,000,000
Total	400,000,000	$.00000125	400,000,000

Reports to Shareholders

As a result of this offering assuming it is declared effective in the year ended June 31, 2012, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2011, including a Form 10-K for the year ending December 31, 2011, assuming this registration statement is declared effective before that date.  Prior to attempting to secure a qualification for our securities to trade on the Over the Counter Bulletin Board or a similar trading venue, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2011.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2011, we will continue as a reporting company that will not be subject to the proxy rules, Section 16 ownership reporting and short swing profits provisions or other requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws are filed as exhibits to this registration statement.

Common Stock

We are authorized to issue 800,000,000 shares of common stock with no par value per share. As of the date of this registration statement, there were 325,000,000 shares of common stock issued and outstanding held by 4 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup , the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Points

We will be issuing Points to our Consultants under our Employee/Consultant Benefit Plan as describe in “Business” above.

PLAN OF DISTRIBUTION

We are offering to issue to Consultants under our Employee/Consultant Benefit Plan (the “Plan”) up to 1,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company.  The Points are not being issued to persons other than Consultants.  The Consultants may only acquire the Points for services as set forth in the Plan.  The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan.

This is  a self-underwritten offering not to the public but only to Consultants who sign a written Consulting Agreement with the Company.  The offering will commence promptly after the effective date of this Registration Statement and close no later than the last date Shares may be issued under the plan, or approximately March 31, 2018.

We will pay all expenses incurred in this offering.  There is no minimum amount of Points or Shares that we must issue in our direct offering.  As the Points and Shares are not being sold for cash, no cash proceeds will be received.  Thus, we have not established an escrow or any similar account.

We are offering the Points and Shares without any underwriting discounts or commissions. This is our initial public offering and no public market currently exists for Points or shares of our common stock.

We intend for our Points and common stock to be “offered and sold” to Consultants by our officers and Directors and only through the procedure specified on our website. Neither such persons nor any other persons, including but not limited to Consultants, will be paid any commissions or other compensation for any offers or sales of the Points or the Shares.

Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market.  We cannot predict when, if ever, we will be applying for qualification of our common stock for trading on the over-the-counter (OTC) Bulletin Board or similar trading venue.  To have our securities quoted on the OTC Bulletin Board we must: (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and (2) has at least one market maker who completes and files a Form 211 with FINRA Regulation, Inc. The OTC Bulletin Board differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange; and, (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board and we are not able to determine the length of time that such application process will take. Such time frame is dependent on comments we receive, if any, from the FINRA regarding our Form 211 application.

There is currently no market for our Points or shares of common stock. There will be no market for our Points and there can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, Consultants acquiring shares may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock.

We intend to sell the shares in this offering through Mr. Steve Pfirman and Mr. Nick Palin who are officers and Directors of the Company. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer

The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Neither Mr. Steve Pfirman and Mr. Nick Palin are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

We have adopted the Offering Procedures set forth below to assure that all offers are made only by the Company through Messrs. Pfirman and Palin and are not made directly or indirectly by or through a Consultant.  The Company believes no Consutant is required to register as a broker in connection with any of the Consultant’s activities under the Consulting Agreement and the procedures set forth in this registration statement.  To understand this issue, we must make first answer the following questions:

•	What is purchase and sale of securities is in the Company’s transaction structure?

o
The Company submits that the purchase and sale of securities occurs only when someone agrees to become a Consultant of the Company, electronically executing the Consulting Agreement and agreeing to be bound by all its terms, and complies with all of the other conditions on the separate webpage for persons who wish to consider becoming Consultants.

•	Who can make an offer to potential Consultants [purchasers of securities] under the Company’s transaction structure?

o
Consultants are prohibited by contract from making any direct offer to any prospective user of the site or any prospective Consultant.   They are prohibited by contract from discussing any aspect of the Consultant Program with any prospective user of the site or any prospective Consultant in any form of communication which falls outside that permitted under SEC Rule 134.  Consultants who wish to earn Points from referrals may only do so by requesting the Company issue an invitation to a potential user of the site.  They may not issue any such invitation directly.  Only officers and directors of the Company, who meet the requirements of Rule 3(a)4-1 as specified above, may make offers to any potential user to become a user of the site.  And even then Company officers and directors may only issue and invitation which falls within the class of communication permitted under Rule 134 and even then the will clearly state:

You are being invited to become a Registered User of our Website.  If you wish to do so, please click here and you will be taken to a webpage where you can register to use our site.  Although as a user of our site you will also be offered the opportunity, if you elect and only pursuant to the procedure specified on our website, to also become a Consultants to our Company entitling you to earn Points under a Points system which are convertible into shares of our Common Stock as specified in a our Employee/Consultant Benefit Plan. However, you need not become and you are under no obligation to become a Consultant to use our site.

Thus, the officers and directors of the Company are inviting persons only to become users of the Company’s product and service, the Company’s website, and not to purchase the Company’s securities by agreeing to become a Consultant.  Even if it were somehow argued that the Consultants are indirectly inviting people to become users of the Company’s website, the invitation is limited to an invitation to use the Company’s products and services, not to acquire the Company’s securities.  It is the Company’s position that there is a material difference between what the Company is doing under its transaction structure, inviting people to become consumers of the Company’s products and services, and what the Company is not doing under its transaction structure, issuing an invitation to become a Consultant.  That invitation is only made on the Company’s website as described above.

The Company is not aware of any objective, empirical evidence which would support a claim that all persons invited to become users of the Company’s products and services will become consultants or even a claim that such is the Company’s main intention.  The Company strongly disputes any assertion to the contrary.  It is the number of users and not the number of Consultants that will drive the Company’s business plan to attract advertisers.  Indeed, the Company believes that many users may not want to go through all of the procedures required under relevant SEC laws, rules and regulations to become a Consultant.  Users, seeing all of the restrictions on their activities imposed upon them in the Consulting Agreement if they were to become consultants, may decide they don’t want to deal with all of the “formal legal mumbo-jumbo contract stuff” and formal contract limitations and decide to only be users of the site.  Although the Company has no problem with users becoming consultants, it does not object or raise any legal impediment to persons desiring to use the site remaining users and not becoming consultants.  The Company believes its site is designed with features so that many users may well be content merely being users and will not care whether or not they become consultants as well.

•	Is there any success based or transaction based compensation paid to the Company’s Consultants in the Company’s transaction structure?

o
Absolutely not.  Consultants receive no success or transaction-based compensation for referring persons who sign up as Consultants, all Points earned by Consultants as a result of Referred Users being solely for activities by such persons as users and not for becoming Consultants - as described in “Business” above and “Offering Procedures” below, and thus have no salesman’s type stake in referring potential users and no reason to pre-screen potential users being referred, under interpretations of “finders” in relevant authority as discussed below.

In that connection, the Company notes Users are not required to become Consultants.  Although Consultants will receive Points as a result of referring other persons to become Users of our website, our Consultants will not receive any additional Points or any other benefits if a referred User elects, on their own and only by following the procedures set forth on our website, to become a Consultant.  In other words, our Consultants will receive exactly the same number of Points in connection with referring a User regardless of whether or not the referred user elects to become a Consultant or uses our site simply as a User.  Further, as noted above, any contention that all users will become Consultants is mere supposition not supported by any empirical evidence.  But even so, such factor is irrelevant in that no additional compensation is paid to Consultants if a person they request the Company invite to become a Referred User does or does not become a Consultant.

The most comprehensive list of factors to be considered in analyzing the issue of whether broker dealer registration the Company has seen is set forth in Footnote 23 in SECURITIES AND EXCHANGE COMMISSION v. U.S. PENSION TRUST CORP., United States District Court, S.D, Florida, Miami Division, September 30, 2010.  An analysis of all of these factors taken as a whole supports the Company’s position that the transaction structure it has developed does not require its Consultants to register as broker/dealers.

Footnote 23 states:  "In determining whether a person has acted as a broker, several factors are considered. These factors include whether the person: 1) actively solicited investors; 2) advised investors as to the merits of an investment; 3) acted with a `certain regularity of participation in securities transactions'; and 4) received commissions or transaction-based remuneration." SEC v. Corporate Relations Group, Inc., No. 99-CV-1222, 2003 WL 25570113, at *17 (M.D. Fla. 2003) (citing In re Kemprowski & the Cambridge Consulting Co., Exchange Act Release No. 34-35058, 1994 WL 684628, at *2 (Dec. 8, 1994)). Courts have also considered whether the alleged broker 5) is an employee of the issuer; 6) is selling, or previously sold, the securities of other issuers; 7) is involved in negotiations between the issuer and the investor; 8) analyzes the financial needs of an issue; 9) recommends or designs financing methods; 10) discusses the details of securities transactions; and 11) makes investment recommendations. SEC v. Corporate Relations Group, Inc., No. 99-CV-1222, 2003 WL 25570113, at *17 (M.D. Fla. 2003); Salamon v. Teleplus Enterprises, Inc., No. 05-2058, 2008 WL 2277094, at *8 (D.N.J. 2008); See also S.E.C. v. Bravata, No. 09-12950, 2009 WL 2245649 (E.D. Mich. 2009).

An analysis of the Company’s transaction structure clearly demonstrates that the Consultants are not acting as brokers.  Using the factors in the U.S. Pension Trust case, we ask if the Consultants as alleged brokers:

•	Actively solicited investors

o
NO.  Consultants are prohibited by contract from making any direct offer to any prospective user of the site or any prospective Consultant.   They are prohibited by contract from discussing any aspect of the Consultant Program with any prospective user of the site or any prospective Consultant in any form of communication which falls outside that permitted under SEC Rule 134.  Consultants who wish to earn Points from referrals may only do so by requesting the Company issue an invitation to a potential user of the site.  They may not issue any such invitation directly.  Only officers and directors of the Company may make offers to any potential user to become a user of the site.  And even then they may only issue and invitation which falls within the class of communication permitted under Rule 134.

Through the process described above, for persons who are Consultants, the Company only may issue invitations to other persons to use the site.  The invitation is not to become a Consultant.  In fact, the invitation specifically disclaims any invitation for a prospective consumer of the Company’s services to also become a Consultant.  The invitation is to use the Company’s products and services by becoming a registered user of the site, not to invest in the Company’s securities.  There is no factual or legal basis to assume that all users of the site will become consultants, particularly given all of the restrictions on activities a Consultant must agree to in signing a Consulting Agreement.  Further, even if the Company’s invitation to use the Company’s products and services by becoming a registered user of the site, using the process set forth above were deemed a solicitation of investors, which it clearly is not, such solicitation is clearly permitted to be made by officers and directors of the Company without being registered as brokers, as the officers and directors meet all requirements of the exemption from registration as a broker set forth in Rule 3(a)4-1.

•	Advised investors as to the merits of an investment

o
NO. As a matter of contractual agreement and compliance with the Company’s transaction procedures set forth below, no Consultant can advise any prospective user, let alone any prospective consultant of the merits of becoming a Consultant.

•	Acted with a certain regularity of participation in securities transactions

o	NO. Consultants will be required in their contract to represent that they have not participated in the offer or sale of any securities prior to their becoming a Consultant to the Company.

•	Received commissions or transaction-based remuneration

o	NO. There is no transaction based compensation, as described above.

•	Is an employee of the issuer

o	NO, but it is significant that all Consultants will sign legally binding contracts governing their conduct in all securities law matters.

•	Is selling, or previously sold, the securities of other issuers

o	NO. Again, Consultants will be required in their contract to represent that they have not participated in the offer or sale of any securities prior to their becoming a Consultant to the Company.

•	Is involved in negotiations between the issuer and the investor

o
NO.  As a matter of contractual agreement and compliance with the Company’s transaction procedures set forth below, no Consultant can be involved any negotiations between the Company and a prospective user, let alone any prospective consultant of the merits of becoming a Consultant.

•	Analyzes the financial needs of an issue

o	NO. No Consultant will be involved in any way with the business and affairs of the Company, let alone the financial needs of an issue.

•	Recommends or designs financing methods

o	NO. No Consultant will be involved in any way with the business and affairs of the Company, let alone recommending or designing financing methods.

•	Discusses the details of securities transactions

o
NO.  Consultants are prohibited by contract from making any direct offer to any prospective user of the site or any prospective Consultant.   They are prohibited by contract from discussing any aspect of the Consultant Program with any prospective user of the site or any prospective Consultant in any form of communication which falls outside that permitted under SEC Rule 134.  Consultants who wish to earn Points from referrals may only do so by requesting the Company issue an invitation to a potential user of the site.  They may not issue any such invitation directly.  Only officers and directors of the Company may make offers to any potential user to become a user of the site.  And even then they may only issue and invitation which falls within the class of communication permitted under Rule 134.

•	Makes investment recommendations

o	No. The same analysis of the point above equally applies to this consideration.

Unlike the Court's factual situation cited by the Court in SECURITIES AND EXCHANGE COMMISSION v. U.S. PENSION TRUST CORP. in which the Court found that the Defendants meet the requirements of being brokers, because they actively solicited investors, advised them on the merits of investments, regularly participated in securities transactions, received commissions, and sold securities from several different issuers. Based on the Court's factual findings and a weighing of the factors, the Court concluded that the Corporate Defendants are brokers.  However, completely distinguishable from the facts in the U.S. Pension Trust case, for all practical purposes none of the eleven factors cited [except the “employee factor” and even then the Company’s Consulants are parties to a legally binding contract with the Company governing their conduct] by the Court as relevant considerations of whether a person is acting as an unregistered broker is present in the Company’s transaction structure.

Offering Procedures

In addition, after this registration statement has been declared effective and we make the opportunity to become a Consultant by following the procedure specified on our website available to our Users, in order for a Consultant to earn any Points as a result of referring a User, the invitation to a potential User can only be sent as a result of the Consultant completing information on a separate webpage accessible only by Consultants.  That web page will contain only the following information:

To invite someone you know to become a User of our website, please enter their e-mail address here:  _____________

Consultants will also be required to check three boxes confirming the following before an invitation will be sent:

_____  I confirm that I personally know the person(s)o I am requesting ChatChing to invite to use the site on my behalf.

_____  I confirm that I have not communicated any information about ChatChing’s Consultant Program except in the form of the prescribed “Invitation to Invite” on ChatChing’s Consultant webpage, which complies with the limitations set forth in SEC Rule 134.

The Company through its officers and directors will then send an e-mail to the potential user identified by the Consultant.  That e-mail will contain the following and no other information:

This communication is being sent to you at the request of one of our Consultants by ChatChing, Inc., with principal executive offices located at 1061 E. Indiantown Rd. #400 Jupiter FL  33477; telephone number:  561-316-3867.  We maintain a website at www.chatching.com.  The website, which is our principal business, is designed to be easy and enjoyable to use for social networking

You are being invited to become a Registered User of our Website.  If you wish to do so, please click here and you will be taken to a webpage where you can register to use our site.  Although as a user of our site you will also be offered the opportunity, if you elect and only pursuant to the procedure specified on our website, to also become a Consultants to our Company entitling you to earn Points under a Points system which are convertible into shares of our Common Stock as specified in a our Employee/Consultant Benefit Plan.  However, you need not become and you are under no obligation to become a Consultant to use our site.

This communication is being sent to you by Steve Pfirman, President, and Nick Palin, Director, of ChatChing, Inc.  You may contact them at the address or phone number above, or by e-mail at Officer@chatchingmail.com.  If you wish to consider becoming a Consultant, you must follow the procedure as set forth on our website, which includes a link to a separate webpage for you to sign up as a Consultant which will give you access to the Prospectus related to the offering of Points and Securities to Consultants by the Company, the Consulting Agreement, the Plan and certain other information as required under federal securities laws, rules and regulations.

Again, although we invite you to join our other users, you do not need to become a Consultant to use the site, and if you want to become a Consultant, you must follow the procedure as set forth on the website.

We will offer users the right but not the obligation to become Consultants and acquire Points and thereafter exchange Points for shares of Common Stock, called Shares or Plan Shares, only after this registration statement has been declared effective.  Nothing herein or in the Plan constitutes an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Consulting Agreement

The Consulting Agreement provides as follows:

•
During the term of the Agreement, Consultant shall provide the following services in connection with of the business of Company in order to fully and successfully implement the Company’s business plan:  The services which the Consultant may render are set forth in Exhibit A to the Company’s  Employee/Consultant Benefits Plan (“Plan”), a copy of which has been furnished to Consultant.  The entire Plan is incorporated by reference into the Agreement.

•	Consultant may select which of the duties under the Plan Consultant wishes to perform. Consultant is not required to render any of these services and is free to use other social networking sites.

•
Consultants will represent that they understand and agree that potential Users they may identify to the Company for the Company to invite to become users are not required to become Consultants.  Although Consultants will receive Points as a result of referring other persons to become Users of the website, Consultants will not receive any additional Points or any other benefits if an identified and Company invited User elects, on their own and only by following the procedures set forth on our website, to become a Consultant.  In other words, a Consultant will receive exactly the same number of Points in connection with referring a User as well as that Identified/Company Invited User’s use of the website regardless of whether or not the identified and Company invited user elects to become a Consultant or uses our site simply as a User.

•	Consultants will represent and warrant the following and understand and agree to the following limitations on their activities:

•	Consultants are prohibited by contract from making any direct offer to become a user of the site or a Consultant to any prospective user of the site or any prospective Consultant.

•
Consultants are prohibited by contract from discussing any aspect of the Consultant Program with any prospective user of the site or any prospective Consultant in any form of communication which falls outside that permitted under SEC Rule 134, attached to the Consulting Agreement as Exhibit A to the Consulting Agreement, and in connection therewith may not advise any potential user of any merits of becoming a Consultant.

•
Consultants who wish to earn Points from referrals may only do so by requesting the Company issue an invitation to a potential user of the site as set forth in the Company’s registration statement filed with the SEC.  They may not issue any such invitation directly.

•	Consultants represent that they have not participated in the offer or sale of any securities prior to their becoming a Consultant to the Company.

•	No Consultant can be involved any negotiations between the Company and a prospective user, let alone any prospective consultant of the merits of becoming a Consultant.

•	Consultants must comply with all Consultant Transaction Program procedures as set forth in the Company’s registration statement.

Underwriters

We have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this S-1 to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

INTEREST OF NAMED EXPERTS

The financial statements for the period from January 19, 2011 (Date of Inception) to June 30, 2011 included in this prospectus have been audited by Daszkal Bolton LLP which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Securities Law Firm, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 5,000,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have not been any changes in or disagreement s with our auditors on accounting and financial disclosure or any other matter.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders’
ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
Jupiter, Florida

We have audited the accompanying balance sheet of ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) (a Development Stage Company) (the “Company”) at June 30, 2011 and the related statement of operations, changes in stockholders’ equity and cash flows for the period from January 19, 2011 (Inception) to June 30, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has significant related party transactions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) (a Development Stage Company) as of June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in process of developing its technology and has not generated any revenue to date. The lack of operating revenues and the dependency of stockholder loans for future development and working capital raise significant doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Daszkal Bolton LLP

Jupiter, Florida
July 12, 2011

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2011

ASSETS

Current assets:
Cash	$188
Total current assets	188

Other assets:
Website development costs	$67,318
Patents and trademarks	1,425
Total other assets	68,743

Total assets	$68,931

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued expenses payable	$124,500
Lines of credit - related parties	124,462
Total current liabilities	248,962

Commitments and contingencies

Stockholders' equity:
Common stock, no par value; 800,000,000 shares authorized;
320,000,000 shares issued and outstanding	400
Deficit accumulated during development stage	(180,431)
Total stockholders' equity	(180,031)

Total liabilities and stockholders' equity	$68,931

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FROM JANUARY 19, 2011 (INCEPTION) TO JUNE 30, 2011

Period from January 19, 2011 (Inception) to June 30, 2011

Revenue	$-

Operating expenses:
General and administrative	13,407
Professional fees	167,024
Total operating expenses	180,431

Net loss from operations before income taxes	(180,431)

Income taxes	-

Net Loss	$(180,431)

Loss per common share	$(0.00)

Weighted average number of shares outstanding	320,000,000

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FROM JANUARY 19, 2011 (INCEPTION) TO JUNE 30, 2011

			Deficit Accumulated During the Development Stage

				Total
	Common Stock			Stockholders'
	Shares	Amount		Equity

Balance, January 19, 2011 (Inception)	-	$-	$-	$-

Issuance of common stock for cash	320,000,000	400	-	400

Net loss	-	-	(180,431)	(180,431)

Balance, June 30, 2011	320,000,000	$400	$(180,431)	$(180,031)

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FROM JANUARY 19, 2011 (INCEPTION) TO JUNE 30, 2011

Period from January 19, 2011 (Inception) to June 30, 2011

Cash flows from operating activities:
Net loss from operations	$(180,431)
Reconciliation of net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses payable	124,500
Lines of credit - related parties	55,719
Net cash used in operating activities	(212)

Cash flows from investing activities:	-

Cash flows from financing activities:
Proceeds from sale of common stock	400
Net cash provided by financing activities	400

Net increase in cash and cash equivalents	188

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$188

Supplemental disclosure of cash flow information:
Cash paid for interest	$-
Cash paid for taxes	$-
Capital expenditures funded by lines of credit	$68,743

ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Note 1 – Organization and Basis of Presentation

ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) (the "Company") was incorporated under the laws of the State of Florida on January 19, 2011. On June 30, 2011, the stockholders approved the articles of amendment to change the Company name to ChatChing, Inc., which became effective on July 5, 2011.  The Company is developing a social networking site designed for use by individuals for all socio-economic and demographic backgrounds. The Company is a development-stage company and its planned principal activities are to provide an interactive global community website which enables individuals, groups and businesses to easily connect with their family, social, and business circles.

As a company in the development-stage, the Company has no operating revenues to date. The Company currently is devoting substantially all of its present efforts to securing and establishing a new business.

Going Concern
As shown in the accompanying balance sheet, the Company has a working capital deficit of approximately $250,000 at June 30, 2011. The Company is currently in the development stage and has been spending a majority of its time in the development of its website and related trademarks.

There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements and the reported amounts of revenues and expenses during the reporting period.. Accordingly, actual results could differ from these estimates.

Cash equivalents
The Company considers all highly liquid instruments purchased with maturity of three months or less from the time of purchase to be cash equivalents. The Company has no cash equivalents at June 30, 2011.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settle. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.  The Company establishes a valuation allowance for deferred tax positions which, in the opinion of management, are not “more likely than not” to be used.

ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Long-Lived Assets
The Company reviews its long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period.  The Company will recognize an impairment loss if the carrying value of the asset exceeds the expected future cash flows.

Note 3 – Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents approximate their fair values due to their short-term nature.

Note 4 – Concentration of Credit Risk

The Company maintains cash balances at a financial institution in the state of Florida.  The balance, at any given time, may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits of $250,000 per institution.  The Company’s cash balances at June 30, 2011 were within FDIC insured limits.

Note 5 – Income Taxes

At June 30, 2011, the Company had gross deferred tax assets of approximately $68,000.  The Company determined that it is not more-likely-than-not that such asset will be realized, and as such has established a full valuation allowance at June 30, 2011.  The Company evaluates its ability to realize its deferred tax assets each period and adjusts the amount of its valuation allowance, if necessary.  If there is an ownership change, as defined under Internal Revenue Code Section 382, the use of operating loss and credit carry-forwards may be subject to limitation on use.

The Company’s loss before income taxes of $180,431 is comprised entirely of operations in the United States.  The effective tax rate of 0% differs from the statutory United States federal income tax rate of 34% due primarily to the valuation allowance.  The valuation allowance has increased by $68,000 for the period from January 19, 2011 (Inception) to June 30, 2011.

Note 6 – Commitments and Contingencies

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of its business.  The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Note 7 – Lines of Credit – Related Parties

On March 11, 2011, the Company entered into two revolving line of credit agreements with each of its two (2) stockholders in the amount of $125,000, aggregating $250,000 to fund development stage operations.

The revolving lines of credit are non-interest bearing and are due on December 31, 2011.  As of June 30, 2011, the total outstanding balance on the lines of credit is $124,462.

ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Note 8 – Stockholders’ Equity

From January 19, 2011 (Inception) through June 30, 2011, the Company has issued 320,000,000 shares (400,000,000 shares pre-split) of no-par common stock for a total capital contribution of $400.

On June 30, 2011 the Company facilitated a 10:8 reverse stock split which has been given retroactive effect in the financial statements.

Note 9 – Subsequent Events

On July 1, 2011 the Company issued 5,000,000 shares of no-par common stock to an individual for services at a fair value ($6).

PRELIMINARY PROSPECTUS – SUBJECT TO COMPLETION DATED SEPTEMBER 22, 2011

CHATCHING, INC.

We are offering to issue to Consultants under our Employee/Consultant Benefit Plan (the “Plan”) up to 1,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company.  The Points are not being issued to persons other than Consultants.  The Consultants may only acquire the Points for services as set forth in the Plan.  The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Under the Florida  Revised  Statutes,  director  immunity  from  liability  to a company or its  shareholders  for  monetary  liabilities  applies  automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of  Incorporation do not  specifically  limit the directors'  immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our  shareholders  in  connection  with a matter  in which  the  director  has a material  conflict of  interest;  (b) a violation  of criminal  law,  unless the director had  reasonable  cause to believe that his or her conduct was lawful or no  reasonable  cause to believe  that his or her  conduct was  unlawful;  (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide the following:

10.1    Grant of Indemnification.  Subject to Section 10.2, each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of this or another Corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators.

10.2    Limitations on Indemnification. Notwithstanding Section 10.1, no indemnification shall be provided hereunder to any such person to the extent that such indemnification would be prohibited by the Florida law or other applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.3    Advancement of Expenses. The right to indemnification conferred in this section shall include the right to be paid by the Corporation the reasonable expenses incurred in defending any such proceeding in advance of its final disposition, except where the Board of Directors shall have adopted a resolution expressly disapproving such advancement of expenses. The authorization of payments for such advancement of expenses may be made by resolution adopted by the shareholders or Board of Directors.

Insofar as indemnification  for liabilities arising under the Securities Act may be permitted to the directors,  officers and controlling persons pursuant to the provisions above, or otherwise,  we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	50,000
Accounting Fees and Expenses*	50,000

Total*	$100,025

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On January 19, 2011, we issued 190,000,000 [post-split] shares of our Common Stock to Steven Pfirman in exchange for $237.50 in cash or a price of $.00000125 per share., we issued 110,000,000 [post-split] shares of our Common Stock to Nicholas Palin in exchange for $137.50 in cash or a price of $.00000125 per share and, we issued 20,000,000 shares of our Common Stock to Douglas Harrold in exchange for $25 in cash or a price of $.00000125 per share.  On July 1, 2011, we issued 5,000,000 shares of common stock to Michael Williams of Williams Securities Law Firm, P.A. for legal services.  We valued these shares at $.00000125 per share based upon recent cash sales. The offer and sale of these securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

☐	None of these issuances involved underwriters, underwriting discounts or commissions.
☐	Restrictive legends were and will be placed on all certificates issued as described above.
☐	The distribution did not involve general solicitation or advertising.
☐	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

☐	Access to all our books and records.
☐	Access to all material contracts and documents relating to our operations.
☐	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation

3.2	Articles of Amendment to the Articles of Incorporation

3.3	Bylaws

4.1	Form of Employee/Consultant Benefit Plan

5.1	Legal Opinion of Williams Securities Law Firm, P.A. *

10.1	Form of Consulting Agreement

10.2	Credit Line Agreement – Pfirman

10.3	Promissory Note – Pfirman

10.4	Security Agreement – Pfirman

10.5	Credit Line Agreement – Palin

10.6	Promissory Note – Palin

10.7	Security Agreement – Palin

10.8	Consent and Release – Pfirman

10.9	Assumption of Credit Line Obligation - Pfirman

10.10	Consent and Release – Palin

10.11	Assumption of Credit Line Obligation - Palin

10.12	September 19, 2011 Additional Credit Line - Pfirman

10.13	September 19, 2011 Additional Credit Line - Palin

Item 23

	1	Consent of Daszkal Bolton LLP

	2	Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1) *

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required bysection 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jupiter FL on September 22, 2011.

CHATCHING INC.

September 22, 2011	By:	/s/ Steve Pfirman
Steve Pfirman
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Steve Pfirman	Steve Pfirman	President, Secretary and Director	September 22, 2011

/s/ Nick Palin	Nick Palin	Director	September 22, 2011